Exhibit 99.1

Major Enterprise Chooses ROSA for Enhanced Parking Lot Security

ROSA Continues to Win as More Sites Choose AI-Driven Security

Detroit, MI - March 18, 2025 - Artificial Intelligence Technology Solutions, Inc. (the "Company"), (OTCPK:AITX) today announced that a major enterprise with over 5,000 locations has selected Robotic Assistance Devices, Inc. (RAD), a wholly owned subsidiary of the Company, and its AI-driven solution ROSA™ to address ongoing challenges at its parking facilities. This selection presents a significant opportunity for RAD to deploy ROSA across numerous sites facing similar security challenges.

ROSA tackles parking lot security, deterring crime with AI-driven automation.

The client had been grappling with persistent parking lot issues, including vehicle break-ins, vandalism, employee safety concerns, and illegal loitering. These factors were disrupting business operations and creating an unsafe environment for both employees and customers. During a regional security meeting, a security team member referenced ROSA as a potential solution. This led the enterprise to engage with RAD and ultimately select ROSA to enhance security and deter criminal activity. Additionally, RAD's Speaking Autonomous Responsive Agent (SARA™) is expected to be integrated into all ROSA deployments, further strengthening security and automation capabilities.

"This is a major milestone for RAD and a testament to the strength of our security solutions," said Troy McCanna, Senior Vice President, Revenue Operations at RAD. "This enterprise's decision to implement ROSA demonstrates the effectiveness of our AI-driven technology in addressing widespread security concerns. We look forward to expanding our relationship and helping them secure additional locations."

Mark Folmer, President of RAD, added, "Our mission is to provide proactive security solutions that not only enhance safety but also deliver cost-effective results for large-scale enterprises. With over 5,000 sites, this client represents a tremendous opportunity for RAD to make a lasting impact in the security industry."

ROSA is a compact, self-contained security and communication device powered by advanced AI analytics. It is designed to deter and detect unwanted activities in real time. With its easy deployment and cost-effective nature, ROSA provides an immediate upgrade to traditional security methods. Its ability to autonomously monitor and respond to potential security threats makes it an ideal solution for businesses struggling with ongoing security challenges.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz